Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Matt Schuler	Date	August 16, 2018
Email	matt.schuler@lasalle.com	Telephone	+1 312 897 4192

JLL Income Property Trust
Announces Q2 2018 Portfolio Results

•	Achieved Q2 total net return of 1.55 percent on Class M shares with share appreciation of 0.5 percent and an income return of 1.0 percent

•	Paid dividends for twenty-six consecutive quarters, with an average annualized growth rate of 5.1 percent over that time period

•	Acquired Villas at Legacy, a 328-unit apartment community located in Plano, Texas

•	Maintained an overall leverage ratio of 38 percent

•	Closed $45 million loan on 180 North Jefferson apartment at a fixed interest rate of 3.89%

•	Reported total revenues of $84 million for the first six months of the year, an increase of 5% and 40% over the same periods in 2017 and 2016, respectively

Chicago (August 16, 2018) - JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) today announced the results of its execution on a number of strategic initiatives in the second quarter of 2018, which helped drive operational and investment performance while positioning the company for future growth and enhanced stockholder value.

JLL Income Property Trust ended the first quarter with $2.6 billion in total assets made up of a geographically diversified portfolio of 69 core properties spanning the apartment, industrial, office and retail property sectors. The portfolio is highly leased with an overall occupancy of 93 percent, and an average remaining lease term of six years, supporting JLL Income Property Trust’s investment objectives of generating attractive income for distribution to stockholders.

In the second quarter, JLL Income Property Trust acquired Villas at Legacy, an amenity-rich, garden-style 328 unit apartment community located in Plano, Texas. The acquisition of this property supports our investment strategy given its desirable location with an affluent tenant base, highly rated schools and strong market fundamentals and demographics.

“Our portfolio performance remained strong in the second quarter, and looking ahead to Q3, we have already closed on the acquisition of two additional apartment communities,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “As our program advances through its sixth year, we are most proud of our investment performance. Our 5-year net of fees return of 7.3% for Class M Shares along with a below 2% standard deviation is a competitive performance track record for a daily-NAV real estate program. With a favorable macroeconomic climate that continues to support strong underlying property fundamentals, we remain focused on driving long-term performance for stockholders.”

JLL Income Property Trust is an institutionally managed, daily NAV REIT that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX)
Jones Lang LaSalle Income Property Trust, Inc. is a daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing apartment, industrial, office and retail properties located primarily in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 17 countries worldwide and approximately $60 billion of assets under management of private and public property equity and debt investments. LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results.